390 E Parkcenter Blvd, Ste 250, Boise, ID 83706
Tel: 208.424.1027	Fax: 208.424.1030

January 25, 2016

TRADING SYMBOL:
NYSE MKT: HTM

U.S. GEOTHERMAL INC. REESTABLISHES SHARE PURCHASE AGREEMENT
WITH LINCOLN PARK CAPITAL FUND, LLC

BOISE, IDAHO, January 25, 2016 – U.S. Geothermal Inc. (NYSE MKT: HTM) (the “Company”), a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that it has signed a new purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. It may provide up to $10 million of equity capital over the agreement’s 30-month term.

Following the year-end, management determined it would be prudent to enter into a new LPC facility. The Company’s first Purchase Agreement with LPC, was entered into on May 21, 2012 and expired in 2015. Under the new Purchase Agreement, at the company’s sole discretion, LPC will invest up to $10 million of equity capital over a 30 month period. The agreement provides for an initial sale of $650,000 of shares of common stock upon closing. Net proceeds from LPC’s investments will be used to cover a portion of the cost of the recent acquisition of the Goldman Sachs ownership interest of the Raft River project, development of our geothermal projects and for general corporate purposes.

“The LPC facility will enable us to raise capital, at market prices, on an as needed basis, which further enhances our liquidity,” stated Dennis Gilles, Chief Executive Officer of U.S. Geothermal Inc.

During the 30 month term of the Purchase Agreement, the Company, at its sole discretion, has the right to sell to LPC up to $10 million of its common stock, in amounts as described in the Purchase Agreement and subject to certain conditions. Under the Purchase Agreement, there are no upper limits to the price LPC may pay to purchase the Company’s common stock. LPC has no right to require any sales by U.S. Geothermal, but is obligated under the agreement to purchase the Company’s common stock, as U.S. Geothermal directs in its sole discretion as provided in the agreement. The purchase price of the Company shares related to any future investments will be based on the prevailing market prices of the Company’s shares immediately preceding the notice of sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock. In consideration for entering into the Purchase Agreement, the Company has issued shares of common stock to LPC as a commitment fee. The Purchase Agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

Website: www.usgeothermal.com	NYSE MKT: HTM

A more detailed description of the purchase agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2016, which the Company encourages you to carefully review.

The financing is being conducted pursuant to an effective shelf registration statement filed with the SEC. A prospectus supplement and the accompanying prospectus describing the terms of the financing have been filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus are available on the SEC's website at www.sec.gov or by request from the Company at (208) 424-1027.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy. The company is currently operating geothermal power projects at: Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total power generation of approximately 45 MW’s. The company is also developing projects at: the Geysers, California; a second phase project at San Emidio, Nevada; the El Ceibillo project located near Guatemala City, Guatemala; and at Crescent Valley, Nevada. U.S. Geothermal’s growth strategy is to reach 200 MW’s of generation by 2020 through a combination of internal development and strategic acquisitions.

About Lincoln Park Capital Fund, LLC:
LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information visit www.LincolnParkCapital.com.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.	Please visit our Website at: http://www.usgeothermal.com
Tel: 866-687-7059

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Readers are cautioned to review the risk factors identified by the company in its filings with US and Canadian securities agencies. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of U.S. Geothermal, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding cash flow and liquidity, the ability to comply with the terms of the Purchase Agreement, growth strategy and timing; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the availability of financing in the debt and capital markets; uncertainties involved in the interpretation of results of well tests; the need for cooperation of government agencies in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in U.S. Geothermal's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other U.S. Geothermal reports and documents filed with applicable securities regulatory authorities from time to time. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT does not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com